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                                                                    EXHIBIT 10.6

                                September 1, 2002

Donald R. Futch
1004 Valhalla Drive
Columbia, SC 29229

Re:      Deferred Compensation Agreement

Dear Don:

         This letter will confirm the agreement between you and Integrated Business Systems and Services, Inc. ("IBSS"), effective the date hereof, pursuant to which you have agreed to voluntarily defer the receipt of a portion of the regular periodic semi-monthly annual salary remuneration from IBSS ("Salary") that you would otherwise be entitled to receive at each date on which you would otherwise be entitled to receive it under your existing posture as an employee of IBSS.

         Specifically, in consideration of the covenants of IBSS to you as set forth in this letter agreement, you hereby agree that on each date on which you are entitled to receive the semimonthly payment of your Salary covering any period that is included in the period described below as the Deferral Period, you shall defer the receipt by you, and IBSS shall be entitled to withhold the payment to you, of the amount of your semi-monthly Salary compensation set forth below as the Deferred Portion that would otherwise be due and payable to you on each such pay date. You agree and understand that in withholding the Deferred Portion, IBSS shall also not withhold any income or other withholding taxes applicable to such withheld amount until the date upon which all or a portion of such withheld amount is actually paid to you, and then only to the extent applicable to such payment.

         Unless otherwise mutually agreed in writing between you and IBSS, and in consideration of your assistance to IBSS in its cash flow posture by making this voluntary election to defer the payment of a portion of your Salary, IBSS hereby agrees that the aggregate amount of all Deferred Portions outstanding and owing to you (the "Deferred Obligation") shall become an IBSS obligation to you as of the date of the withholding of that Deferred Portion, and that during the time that any amount of the Deferred Obligation remains outstanding and owing to you, such obligation shall bear simple interest at the annual rate of ten percent (10%) calculated on the basis of a 360-day year.

         In further consideration of your voluntary election hereunder, IBSS hereby agrees that from time to time during the Deferral Period (described below) you shall be granted IBSS common stock purchase options under one or more of the qualified stock option plans of IBSS to

    Integrated Business Systems and Services, Inc., 1601 Shop Road, Suite E,
                               Columbia, SC 29201
                  Phone: (803) 736-5595 - Fax: (803) 736-7735

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Mr. Donald R. Futch
September 1, 2002
Page 2

purchase one (1) share of IBSS common stock for every two dollars ($2.00) of Deferred Obligation outstanding and owing to you, excluding for purposes of this calculation: (a) the amount of any interest payable on the Deferred Obligation as of any such grant date, and (b) any portion of such Deferred Obligation as to which one or more grants of stock options have been made to you prior to such grant date under the terms of this letter. The options shall be ten-year incentive stock options with an exercise price per share equal to the fair market value per share of IBSS common stock on the date of grant. The options will fully vest on the date six (6) months and one day following the date of grant, or earlier if provided for under the stock option plan of IBSS under which such options are granted.

         IBSS agrees that it shall make the first of such stock option grants effective pursuant to the authority of the IBSS Board of Directors within the nine (9) month period following the first date of the withholding of any Deferred Portion under the terms of this letter agreement, or if earlier, (x) the date upon which your employment with IBSS is terminated by you or IBSS for any reason, and (y) the effective date of a Change of Control of IBSS as defined in the IBSS 2001 Stock Incentive Plan.

         It is agreed between you and IBSS that the Deferral Period shall commence effective the date of this letter and terminate (the "Termination Date") on the date six (6) months following the date of this letter; provided, however, that in the event the IBSS Board of Directors determines that on the Termination Date, the working capital of IBSS is not sufficient to commence the payment to you of amounts owing to you under this letter agreement without adversely affecting the continuing operations of IBSS, the Termination Date may be extended by the IBSS Board of Directors in one-month increments (up to a maximum of three (3) extensions); provided further, that the number of options to be granted with respect to the Deferred Portion accrued during the time of any such extension shall increase from one (1) share for every two dollars ($2.00) of Deferred Portion to one (1) share for every one dollar ($1.00) of Deferred Portion. In no event shall the Termination Date extend beyond the first anniversary of the date of this letter agreement.

         It is agreed between you and IBSS that (a) on the Termination date, you shall be entitled to the payment in full of all of the unpaid Deferred Obligation outstanding on your account with respect to this letter agreement, including all interest accrued on such Deferred Obligation prior to the Termination Date, and to the extent not already issued to you, the receipt by you of all incentive stock options that IBSS is under obligation to issue to you under the terms of this letter agreement, and (b) prior to the Termination Date, you shall not be entitled to demand or otherwise have the right to receive from IBSS the payment to you in cash or in kind of any amount of any Deferred Portion or any interest payable thereon, except upon the earlier to occur of the events described in clauses (x) and (y) in the paragraph immediately preceding the preceding paragraph of this letter agreement.

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Mr. Donald R. Futch
September 1, 2002
Page 3

         You and IBSS agree that the deferral arrangement set forth in this letter agreement shall in no way operate to change, affect, or amend your existing employment arrangement with IBSS, or otherwise reduce the IBSS obligation to compensate you at the rate of your current compensation as an employee of IBSS, or to hereafter increase or decrease your compensation from IBSS, except as to the change in the timing of the payment to you of such compensation as described above.

         Notwithstanding the provisions for monthly extensions set forth in the Salary Deferral Agreement dated September 1, 2001 which provided for incremental increases in the interest rate and the increased option coverage ratio, the undersigned hereby waives the additional benefits granted to the undersigned by operation of such extension(s), and agrees that the interest rate of 10% and the option coverage ratio of one (1) share for every two dollars ($2.00) of Deferred Portion shall be effective with respect to the undersigned for each of the months June, July and August, 2002. In order to give effect to this waiver, appropriate adjustments will be made in connection with future option grants pursuant to this Agreement.

         Please sign this letter where indicated below to signify your agreement with the terms of the agreement described in this letter.

                                  Very truly yours,

                                  INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

                                  /s/ George E. Mendenhall
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                                  George E. Mendenhall
                                  Chairman and Chief Executive Officer

Current Annual Compensation Rate:               $ 130,000
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Deferred Portion (each semi-monthly period):    $   1,805
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ACKNOWLEDGED AND AGREED
Effective the date first written above:

/s/ Donald R. Futch
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(Signature)